EXHIBIT 5


                    Cahill Gordon & Reindel
                        80 Pine Street
                   New York, New York  10005
                        (212) 701-3000


                                               October 28, 1994

The Louisiana Land and
  Exploration Company
909 Poydras Street
P.O. Box 60350
New Orleans, Louisiana  70160

Dear Sirs:

          We have acted as your counsel in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") being filed by you with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the 250,000 shares of Capital Stock, par value $.15 per share (the "Additional Capital
Stock") which are issuable pursuant to The LL&E Savings Plan (the "Plan") as well as participation interests of participants in the Plan.

          We advise you that in our opinion;

          (1) The Additional Capital Stock has been duly authorized for issuance by the Company and, when issued in the manner and for the consideration contemplated by the Plan (which consideration is assumed herein to be in no event less than the par value of the Additional Capital Stock being issued in exchange for such consideration), will be validly issued, fully paid and nonassessable; and

          (2) The Plan has been validly authorized by all corporate action necessary on the part of the Company and any interest or participations which participants under the Plan may acquire in or under the Plan will be legally created.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the aforesaid Registration Statement.

                                   Very truly yours,

                                   /s/ Cahill Gordon & Reindel